Exhibit 1.2

Independent Auditors’ Report

To the Shareholders of Anooraq Resources Corporation

We have audited the accompanying consolidated financial statements of Anooraq Resources Corporation (the “Corporation”), which comprise the consolidated statement of financial position as at 31 December 2010 and 2009 and the consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in three-year period ended 31 December 2010, and the notes to the consolidated financial statements, which include a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Corporation’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Anooraq Resources Corporation as at 31 December 2010 and 2009, and the results of its operations and its cash flows for each of the years in three-year period ended 31 December 2010 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

KPMG Inc.

Registered Auditors

/s/ KPMG Inc.

Johannesburg, South Africa

23 March 2011

Report of Independent Registered Public Accounting Firm

To the Shareholders of Anooraq Resources Corporation

We have audited the accompanying consolidated statements of financial position of Anooraq Resources Corporation (the “Corporation”) as of 31 December 2010 and 2009, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended 31 December 2010 . We also have audited the Corporation’s internal control over financial reporting as of 31 December 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management’s report on internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements and express an opinion on the Corporation’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anooraq Resources Corporation as of 31 December 2010 and 2009, and the results of its operations and cash flows for each of the years in the three-year period ended 31 December 2010, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. Also in our opinion, Anooraq Resources Corporation maintained, in all material respects, effective internal control over financial reporting as of 31 December 2010, based on criteria established in Internal Control –Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

KPMG Inc.

Registered Auditors

/s/ KPMG Inc.

Johannesburg, South Africa

23 March 2011

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED 31 DECEMBER 2010, 2009 AND 2008

(Expressed in Canadian Dollars unless otherwise stated)

ANOORAQ RESOURCES CORPORATION

Consolidated Statements of Financial Position

As at 31 December 2010 and 2009

(Expressed in Canadian Dollars, unless otherwise stated)

	Note	2010	2009
Assets
Non-current assets
Property, plant and equipment	7	984,906,533	693,393,736
Capital work-in-progress	8	10,311,973	235,838,915
Intangible assets	9	3,280,056	—
Mineral property interests	10	13,716,383	13,223,703
Goodwill	11	13,185,952	12,382,569
Platinum Producers’ Environmental Trust	13	2,862,075	2,578,131
Other non-current assets		348,076	729

Total non-current assets		1,028,611,048	957,417,783

Current assets
Inventories	14	—	1,091,860
Trade and other receivables	15	36,190,110	23,466,503
Current tax receivable		163,244	—
Cash and cash equivalents	16	25,764,590	30,947,511
Restricted cash	17	1,377,263	1,291,348

Total current assets		63,495,207	56,797,222

Total assets		1,092,106,255	1,014,215,005

Equity and Liabilities
Equity
Share capital	18	71,852,588	71,713,114
Treasury shares	18	(4,991,726)	(4,991,726)
Convertible preference shares	18	162,910,000	162,910,000
Foreign currency translation reserve		(5,197,843)	(9,390,899)
Hedging reserve		(4,124,155)	(731,293)
Share-based payment reserve		22,032,571	19,770,786
Accumulated loss		(163,519,502)	(111,798,092)

Total equity attributable to equity holders of the Company		78,961,933	127,481,890
Non-controlling interest		42,404,014	82,025,730

Total equity		121,365,947	209,507,620

Liabilities
Non-current liabilities
Loans and borrowings	19	622,534,699	555,509,417
Deferred taxation	20	208,805,557	213,484,109
Provisions	21	8,184,494	7,021,038
Derivative liability	22	4,969,563	1,590,945

Total non-current liabilities		844,494,313	777,605,509

Current liabilities
Trade and other payables	23	31,844,332	26,948,647
Current tax payable		—	153,229
Short-term portion of loans and borrowings	19	94,401,663	—

Total current liabilities		126,245,995	27,101,876

Total liabilities		970,740,308	804,707,385

Total equity and liabilities		1,092,106,255	1,014,215,005

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board of Directors on 23 March 2011

/s/ Philip Kotze	/s/ Fikile De Buck

Philip Kotze (Director)	Fikile De Buck (Director)

ANOORAQ RESOURCES CORPORATION

Consolidated Statements of Comprehensive Income

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

	Note	2010	2009	2008
Revenue	24	148,286,833	62,627,868	—
Cost of sales	25	(173,151,188)	(80,966,467)	—

Gross loss		(24,864,355)	(18,338,599)	—
Administrative expenses		(18,291,753)	(11,781,689)	(12,071,398)
Transaction costs		(1,811,294)	(10,401,725)	—
Other income		426,617	1,138,850	5,779

Operating loss		(44,540,785)	(39,383,163)	(12,065,619)
Finance income	26	1,113,642	529,285	179,119
Finance expense	27	(67,521,703)	(20,340,287)	(1,848,574)

Net finance expense		(66,408,061)	(19,811,002)	(1,669,455)
Share of loss of equity accounted investees (net of income tax)		—	(219,849)	(235,022)

Loss before income tax	28	(110,948,846)	(59,414,014)	(13,970,096)
Income tax	29	17,290,040	7,633,485	—

Loss for the year		(93,658,806)	(51,780,529)	(13,970,096)

Other comprehensive income
Foreign currency translation differences for foreign operations		6,237,524	(14,072,611)	129,684
Effective portion of changes in fair value of cash flow hedges		(3,121,650)	(731,293)	—

Other comprehensive income for the year, net of income tax	30	3,115,874	(14,803,904)	129,684

Total comprehensive loss for the year		(90,542,932)	(66,584,433)	(13,840,412)

Loss attributable to:
Owners of the Company		(51,721,410)	(35,531,631)	(13,970,096)
Non-controlling interest		(41,937,396)	(16,248,898)	—

Loss for the year		(93,658,806)	(51,780,529)	(13,970,096)

Total comprehensive loss attributable to:
Owners of the Company		(50,921,216)	(45,783,507)	(13,840,412)
Non-controlling interest		(39,621,716)	(20,800,926)	—

Total comprehensive loss for the year		(90,542,932)	(66,584,433)	(13,840,412)

Basic and diluted loss per share	31	(12 cents )	(12 cents )	(8 cents )

The accompanying notes are an integral part of these consolidated financial statements.

ANOORAQ RESOURCES CORPORATION

Consolidated Statements of Changes in Equity

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

		Attributable to equity holders of the Company
		Share capital		Treasury shares		Convertible preference shares	Foreign currency translation reserve	Share- based payment reserve	Hedging reserve	Accumulated loss	Total	Non- controlling interest	Total equity
	Note	Number of shares	Amount	Number of shares	Amount
Balance at 1 January 2008		185,208,607	51,855,351	—	—	—	—	13,254,905	—	(62,296,365)	2,813,891	—	2,813,891

Total comprehensive loss for the year
Loss for the year		—	—	—	—	—	—	—	—	(13,970,096)	(13,970,096)	—	(13,970,096)
Total other comprehensive income	30	—	—	—	—	—	129,684	—	—	—	129,684	—	129,684

Total comprehensive loss for the year		—	—	—	—	—	129,684	—	—	(13,970,096)	(13,840,412)	—	(13,840,412)

Transactions with owners, recorded directly in equity
Fair value of stock options allocated to shares issued on exercise		—	1,055,432	—	—	—	—	(1,055,432)	—	—	—	—	—
Share-based payment transactions		1,431,400	2,037,558	—	—	—	—	5,385,501	—	—	7,423,059	—	7,423,059

Total contributions by and distributions to owners		1,431,400	3,092,990	—	—	—	—	4,330,069	—	—	7,423,059	—	7,423,059

Balance at 1 January 2009		186,640,007	54,948,341	—	—	—	129,684	17,584,974	—	(76,266,461)	(3,603,462)	—	(3,603,462)

Arising from business acquisition	34	—	—	—	—	—	—	—	—	—	—	102,826,656	102,826,656
Total comprehensive loss for the year
Loss for the year		—	—	—	—	—	—	—	—	(35,531,631)	(35,531,631)	(16,248,898)	(51,780,529)
Total other comprehensive loss	30	—	—	—	—	—	(9,520,583)	—	(731,293)	—	(10,251,876)	(4,552,028)	(14,803,904)

Total comprehensive loss for the year		—	—	—	—	—	(9,520,583)	—	(731,293)	(35,531,631)	(45,783,507)	(20,800,926)	(66,584,433)

Transactions with owners, recorded directly in equity
Contributions by and distributions to owners
Common shares issued	18	14,296,567	15,869,148	(4,497,062)	(4,991,726)	—	—	—	—	—	10,877,422	—	10,877,422
Preference shares issued	18	—	—	—	—	162,910,000	—	—	—	—	162,910,000	—	162,910,000
Share options re-priced		—	—	—	—	—	—	1,117,441	—	—	1,117,441	—	1,117,441
Share-based payment transactions		806,898	895,625	—	—	—	—	1,068,371	—	—	1,963,996	—	1,963,996

Total contributions by and distributions to owners		15,103,465	16,764,773	(4,497,062)	(4,991,726)	162,910,000	—	2,185,812	—	—	176,868,859	—	176,868,859

Balance at 31 December 2009		201,743,472	71,713,114	(4,497,062)	(4,991,726)	162,910,000	(9,390,899)	19,770,786	(731,293)	(111,798,092)	127,481,890	82,025,730	209,507,620

Total comprehensive loss for the year
Loss for the year		—	—	—	—	—	—	—	—	(51,721,410)	(51,721,410)	(41,937,396)	(93,658,806)
Total other comprehensive loss	30	—	—	—	—	—	4,193,056	—	(3,392,862)	—	800,194	2,315,680	3,115,874

Total comprehensive loss for the year		—	—	—	—	—	4,193,056	—	(3,392,862)	(51,721,410)	(50,921,216)	(39,621,716)	(90,542,932)

Transactions with owners, recorded directly in equity
Contributions by and distributions to owners
Common shares issued		70,000	139,474	—	—	—	—	(71,665)	—	—	67,809	—	67,809
Share-based payment transactions		—	—	—	—	—	—	2,333,450	—	—	2,333,450	—	2,333,450

Total contributions by and distributions to owners		70,000	139,474	—	—	—	—	2,261,785	—	—	2,401,259	—	2,401,259

Balance at 31 December 2010		201,813,472	71,852,588	(4,497,062)	(4,991,726)	162,910,000	(5,197,843)	22,032,571	(4,124,155)	(163,519,502)	78,961,933	42,404,014	121,365,947

The accompanying notes are an integral part of these consolidated financial statements.

ANOORAQ RESOURCES CORPORATION

Consolidated Statements of Cash Flows

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

	Note	2010	2009	2008
Cash flows from operating activities
Cash receipts from customers		138,546,181	41,293,161	—
Cash paid to suppliers and employees		(154,336,968)	(69,086,487)	(5,348,995)

Cash utilised by operations	32	(15,790,787)	(27,793,326)	(5,348,995)
Interest received		985,573	426,621	179,119
Interest paid		(13,731)	(1,258,710)	(1,885,517)
Tax paid		(299,394)	—	—

Cash utilised by operating activities		(15,118,339)	(28,625,415)	(7,055,393)

Cash flows from investing activities
Investment in environmental trusts		—	(216,245)	—
Acquisition of cash in a business combination – Bokoni Mine	34	—	3,576,912	—
Bokoni Mine acquisition	34	—	(119,956,375)	—
Asset acquisition	34	—	(6,592,523)	—
ESOP Trust contribution	34	—	(6,741,102)	—
Proceeds on disposal of property, plant and equipment		—	118,311	54,140
Acquisition of property, plant and equipment	7	(494,095)	(31,478)	(473,642)
Acquisition of capital work-in-progress	8	(28,193,472)	(24,418,832)	—
Acquisition of intangible assets	9	(3,328,100)	—	—
Deferred acquisition costs		—	—	(1,219,813)
Proceeds on disposal of financial assets		—	14	—
Other		(335,800)	—	—

Cash utilised from investing activities		(32,351,467)	(154,261,318)	(1,639,315)

Cash flows from financing activities
Long-term borrowings raised	19	41,382,644	125,380,745	3,630,000
Common shares issued		67,809	15,869,148	2,037,558
“A” Preference shares issued	19	—	177,720,000	—
“A” Preference shares repaid	19	—	(1,066,320)	—
“B” Preference shares issued	18	—	162,910,000	—
Transaction costs paid		—	(4,857,128)	—
Vendor claims settled	34	—	(251,770,000)	—
Interest-free loan raised	19	599,442	4,267,913	—
Loans repaid	19	(590,537)	(16,790,368)	—

Cash generated from financing activities		41,459,358	211,663,990	5,667,558

Effect of foreign currency translation		827,527	(1,680,420)	(253,997)

Net (decrease)/increase in cash and cash equivalents		(5,182,921)	27,096,837	(3,281,147)
Cash and cash equivalents, beginning of the year		30,947,511	3,850,674	7,131,821

Cash and cash equivalents, end of the year	16	25,764,590	30,947,511	3,850,674

The accompanying notes are an integral part of these consolidated financial statements.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

1.	NATURE OF OPERATIONS

Anooraq Resources Corporation (“Company” or “Anooraq”) is incorporated in the Province of British Columbia, Canada. The consolidated financial statements of the Company as at 31 December 2010 and 2009 and for the years ended 31 December 2010, 2009 and 2008 comprise the Company and its subsidiaries (together referred to as the “Group” and individually as “Group entities”) and the Group’s interest in associates, special purpose entities and jointly controlled entities. Its principal business activity is the mining and exploration of Platinum Group Metals (“PGM”) through its mineral property interests. The Company focuses on mineral property interests located in the Republic of South Africa in the Bushveld Complex. Anooraq operates in South Africa through its wholly-owned subsidiary Plateau Resources (Proprietary) Limited (“Plateau”) which owns the Group’s various mineral property interests and conducted the Group’s business in South Africa.

2.	GOING CONCERN

The consolidated financial statements are prepared on the basis that the Group will continue as a going concern which contemplates the realisation of assets and settlement of liabilities in the normal course of operations as they become due.

As a result of the acquisition of the operating mine (refer note 34) in 2009, the Group secured various funding arrangements (refer note 19) in order to fund the purchase consideration and to fund its planned business objectives. The funding agreements included securing a long-term credit facility, the Operating Cash Flow Shortfall Facility (“OCSF”), with Rustenburg Platinum Mines Limited (“RPM”) for an amount of $222 million (ZAR 1,470 million). The facility is used to fund operating cash and capital requirements for an initial period of three years. As at 31 December 2010, the Group utilised $112 million (ZAR 741.4 million) thereof to fund operating requirements from 1 July 2009 as the mining operations are not currently generating sufficient cash flows to fund operations and operational projects. The Group has no significant obligation to repay interest and capital on its outstanding loans and borrowings during 2011 even though the Group did not meet certain loan covenants at 31 December 2010 (refer note 19).

As a result of securing the financial resources and long-term funding, management expects that cash flows from the mining operations and the OCSF will be sufficient to meet immediate ongoing operating and capital cash requirements of the Group.

The Group is currently pursuing various alternative funding structures to achieve a more affordable debt equity level as management believes that the Group would not be able to service the repayments on the loans and borrowings once it becomes due in the medium to long term.

3.	BASIS OF PRESENTATION

3.1	Statement of compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

3.2	Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis as set out in the accounting policies below. Certain items, including derivative financial instruments, are stated at fair value.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

3.3	Use of estimates and judgements

The preparation of the consolidated financial statements in accordance with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised and in any future periods affected.

Information about critical judgements in applying accounting policies that have the most significant effect on the amounts recognised in the consolidated financial statements is included in the notes to the financial statements where applicable.

4.	ACCOUNTING POLICIES

These consolidated financial statements are presented in (unless stated otherwise) Canadian Dollars (“$”), which is also the Company’s functional currency.

The accounting policies set out below are applied consistently to all years presented in these consolidated financial statements and have been applied consistently by Group entities.

4.1	Basis for consolidation

(i)	Business combinations

All business combinations are accounted for by applying the acquisition method.

Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, consideration is given to potential voting rights that are currently exercisable. The acquisition date is the date on which control is transferred to the acquirer. Judgement is applied in determining the acquisition date and determining whether control is transferred from one party to another.

Goodwill is measured as the fair value of the consideration transferred including the recognised amount of any non-controlling interest in the acquiree, less the net recognised amount (generally fair value) of the identifiable assets acquired and liabilities assumed, all measured at the acquisition date. To the extent that the fair value exceeds the consideration transferred, the excess is recognised in profit or loss.

Consideration transferred includes the fair values of the assets transferred, liabilities incurred by the Group to the previous owners of the acquiree, and equity interests issued by the Group. Consideration transferred also includes the fair value of any contingent consideration and share-based payment awards of the acquiree that are replaced mandatorily in the business combination.

A contingent liability of the acquiree is assumed in a business combination only if such a liability represents a present obligation and arises from a past event, and its fair value can be measured reliably.

Non-controlling interest is measured at its proportionate interest in the fair value of the identifiable net assets of the acquiree.

Transaction costs incurred in connection with a business combination, such as legal fees, due diligence fees and other professional and consulting fees are expensed as incurred, unless it is debt related. Directly attributable transaction costs related to debt instruments are capitalised.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

If the Group obtains control over one or more entities that are not businesses, then the bringing together of those entities are not business combinations. The cost of acquisition is allocated among the individual identifiable assets and liabilities of such entities, based on their relative fair values at the date of acquisition. Such transactions do not give rise to goodwill and no non- controlling interest is recognised.

(ii)	Acquisitions of non-controlling interests

Acquisitions of non-controlling interests are accounted for as transactions with equity holders in their capacity as equity holders and therefore no goodwill is recognised as a result of such transactions.

(iii)	Subsidiaries

Subsidiaries are entities controlled by the Group. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. The accounting policies of subsidiaries have been changed where necessary to align them with the policies adopted by the Group.

(iv)	Investments in jointly controlled entities (equity accounted investees)

Joint ventures are those entities over whose activities the Group has joint control, established by contractual agreement and requiring unanimous consent for strategic financial and operating decisions.

Investments in jointly controlled entities are accounted for using the equity method (“equity accounted investees”) and are recognised initially at cost. The Group’s equity investment includes goodwill identified on acquisition, net of any accumulated impairment losses. The consolidated financial statements include the Group’s share of the income and expenses and equity movements of equity accounted investees, after adjustments to align accounting policies with those of the Group, from the date that significant influence or joint control commences until the date that significant influence or joint control ceases. When the Group’s share of losses exceeds its interest in an equity accounted investee, the carrying amount of that interest, including any long-term investments, is reduced to nil, and the recognition of further losses is discontinued except to the extent that the Group has an obligation or has made payments on behalf of the investee.

(v)	Special purpose entities

A Special Purpose Entity (“SPE”) is consolidated if, based on an evaluation of the substance of its relationship with the Group and the SPE’s risks and rewards, the Group concludes that it controls the SPE. SPE’s controlled by the Group were established under terms that impose strict limitations on the decision-making powers of the SPE’s management and that result in the Group receiving the majority of the benefits related to the SPE’s operations and net assets, being exposed to the majority of risks incident to the SPE’s activities, and retaining the majority of the residual or ownership risks related to the SPE’s or their assets.

(vi)	Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealised income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Unrealised gains arising from transactions with equity accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealised losses are eliminated in the same way as unrealised gains, but only to the extent that there is no evidence of impairment.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

4.2	Foreign currencies

(i)	Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of Group entities at exchange rates at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency at the exchange rate at that date. The foreign currency gain or loss on monetary items is the difference between amortised cost in the functional currency at the beginning of the year, adjusted for effective interest and payments during the year, and the amortised cost in foreign currency translated at the exchange rate at the end of the year. Such gains and losses are recognised in profit or loss.

Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are retranslated to the functional currency at the exchange rate at the date that the fair value was determined. Non-monetary items in a foreign currency that are measured in terms of historical cost are translated using the exchange rate at the date of the transaction. Foreign currency differences arising on retranslation are recognised in profit or loss, except for differences arising on the retranslation of available-for-sale equity investments, a financial liability designated as a hedge of the net investment in a foreign operation that is effective, or qualifying cash flow hedges, which are recognised in other comprehensive income.

(ii)	Foreign operations

The financial results of Group entities that have a functional currency different from the presentation currency are translated into the presentation currency. The presentation currency of the Company is Canadian Dollars. Income and expenditure transactions of foreign operations are translated at the average rate of exchange for the year except for significant individual transactions which are translated at the rate of exchange in effect at the transaction date. All assets and liabilities, including fair value adjustments and goodwill arising on acquisition, are translated at the rate of exchange ruling at the reporting date.

When the settlement of a monetary item receivable from or payable to a foreign operation is neither planned nor likely in the foreseeable future, foreign exchange gains and losses arising from such a monetary item are considered to form part of the net investment in a foreign operation and are recognised in other comprehensive income and are included in the foreign currency translation reserve (“FCTR”).

On disposal of part or all of the operations, the proportionate share of the related cumulative gains and losses previously recognised in the FCTR through the statement of comprehensive income are included in determining the profit or loss on disposal of that operation recognised in the profit or loss.

4.3	Financial instruments

(i)	Non-derivative financial assets

Non-derivative financial assets comprise loans and receivables.

Loans and receivables are recognised on the date of origination. All other financial assets are recognised initially on the trade date at which the Group becomes a party to the contractual provisions of the instrument.

Financial assets are derecognised when the contractual rights to the cash flows from the asset expire, or the Group transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial assets are transferred. Any interest in transferred financial assets that is created or retained is recognised as a separate asset or liability.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

Financial assets and financial liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Group has a legal right to offset the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition loans and receivables are measured at amortised cost using the effective interest method, less any impairment losses.

Loans and receivables comprise trade and other receivables, restricted cash, investment in the platinum Producer’s Environmental Trust and cash and cash equivalents.

Cash and cash equivalents comprise cash balances and call deposits with original maturities of three months or less. Bank overdrafts that are repayable on demand and form an integral part of the Group’s cash management are included as a component of cash and cash equivalents for the purpose of the statement of cash flows.

(ii)	Non-derivative financial liabilities

The Group initially recognises debt securities issued and subordinated liabilities on the date that they originated. All other financial liabilities are recognised initially on the trade date at which the Group becomes a party to the contractual provisions of the instrument.

Financial liabilities are derecognised when the contractual obligations are discharged, cancelled or expire.

Non-derivative financial liabilities comprise loans and borrowings, bank overdrafts, trade and other payables.

Financial liabilities are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition these financial liabilities are measured at amortised cost using the effective interest method.

(iii)	Derivative financial instruments, including hedge accounting

The Group holds derivative financial instruments to hedge its interest rate risk exposures. Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and the combined instrument is not measured at fair value through profit or loss.

On initial designation of the hedge, the Group formally documents the relationship between the hedging instrument(s) and hedged item(s), including the risk management objectives and strategy in undertaking the hedge transaction, together with the methods that will be used to assess the effectiveness of the hedging relationship. The Group makes an assessment, both at the inception of the hedge relationship as well as on an ongoing basis, whether the hedging instruments are expected to be “highly effective” in offsetting the changes in the fair value or cash flows of the respective hedged items during the year for which the hedge is designated, and whether the actual results of each hedge are within a range of 80-125 percent. For a cash flow hedge of a forecast transaction, the transaction should be highly probable to occur and should present an exposure to variations in cash flows that could ultimately affect reported net income.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

Derivatives are recognised initially at fair value; attributable transaction costs are recognised in profit or loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are accounted for as described below.

Cash flow hedges

When a derivative is designated as the hedging instrument in a hedge of the variability in cash flows attributable to particular risk associated with a recognised asset or liability or a highly probable forecast transaction that could affect profit or loss, the effective portion of changes in the fair value of the derivative is recognised in other comprehensive income and presented in the hedging reserve in equity. The amount recognised in other comprehensive income is removed and included in profit or loss in the same period as the hedged cash flows affects profit or loss under the same line item in the statement of comprehensive income as the hedged item. Any ineffective portion of changes in the fair value of the derivative is recognised immediately in profit or loss.

If the hedging instrument no longer meets the criteria for hedge accounting, expires or is sold, terminated, exercised, or the designation is revoked, then hedge accounting is discontinued prospectively. The cumulative gain or loss previously recognised in other comprehensive income and presented in the hedging reserve in equity remains there until the forecast transaction affects profit or loss. When the hedged item is a non-financial asset, the amount recognised in other comprehensive income is transferred to the carrying amount of the asset when the asset is recognised. If the forecast transaction is no longer expected to occur, then the balance in other comprehensive income is recognised immediately in profit or loss. In other cases the amount recognised in other comprehensive income is transferred to profit or loss in the same period that the hedged item affects profit or loss.

Separate embedded derivatives

Changes in the fair value of separated embedded derivatives are recognised immediately in profit or loss.

Other derivatives

When a derivative financial instrument is not held for trading purposes and is not designated in a qualifying hedge relationship, all changes in its fair value are recognised immediately in profit or loss.

(iv)	Share capital

Common shares

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares and share options are recognised as a deduction from equity, net of any tax effects.

Preference share capital

Preference share capital is classified as equity if it is non-redeemable, redeemable for a fixed number of the Company’s shares, or redeemable only at the Company’s option, and any dividends are discretionary. Dividends thereon are recognised as distributions within equity upon approval by the Company’s Board of Directors.

Preference share capital is classified as a liability if it is redeemable on a specific date or at the option of the holders, or if dividend payments are not discretionary. Dividends thereon are recognised as finance expense in profit or loss as accrued.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

Treasury shares

Shares issued to subsidiaries or SPE’s are reflected as treasury shares on consolidation.

4.4	Accounting for borrowing costs

In respect of borrowing costs relating to qualifying assets the Group capitalises borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset as part of the cost of that asset. The Group has capitalised borrowing costs with respect to property, plant and equipment under construction.

4.5	Property, plant and equipment

Mining assets, including mine development cost and infrastructure costs, mine plant facilities and buildings are measured at historical cost less accumulated depreciation and impairment losses.

Mining assets are capitalised to capital work-in-progress and transferred to mining property, plant and equipment when the mining venture reaches commercial production.

Capitalised mine development and infrastructure costs include expenditure incurred to develop new mining operations and to expand the capacity of the mine to the extent that it gives rise to future economic benefit. Costs include borrowing costs capitalised during the construction period where qualifying expenditure is financed by borrowings. Items of mine property, plant and equipment, excluding capitalised mine development and infrastructure costs, are depreciated on a straight-line basis over their expected useful life. Capitalised mine development and infrastructure are depreciated on a units of production basis. Depreciation is charged on mining assets from the date on which they are available for use.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Property, plant and equipment are depreciated over their estimated useful lives as follows:

Mine development and infrastructure	units of production

Plant and equipment	1 – 30 years

Buildings	5 – 30 years

Motor vehicles	1 – 5 years

Furniture and fittings	1 – 10 years

Items of property, plant and equipment that are withdrawn from use, or have no reasonable prospect of being recovered through use or sale, are regularly identified and written off.

The assets’ residual values, depreciation methods and useful lives are reviewed, and adjusted if appropriate, at each reporting date.

Non-mining assets are measured at historical cost less accumulated depreciation and impairment losses. Depreciation is charged on the straight-line basis over the useful lives of these assets.

Subsequent expenditure relating to an item of property, plant and equipment is capitalised when it is probable that future economic benefits from the use of the assets will be increased.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

Repairs and maintenance are recognised in profit or loss during the period in which they are incurred.

Gains and losses on disposal of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of the asset and are recognised net within profit or loss.

4.6	Intangible assets

(i)	Goodwill

Goodwill is measured at cost less accumulated impairment losses and is not amortised. In respect of equity accounted investees, the carrying amount of goodwill is included in the carrying amount of the investment, and an impairment loss on such an investment is not allocated to any asset, including goodwill, that forms part of the carrying amount of the equity accounted investee.

(ii)	Other intangible assets

Other intangible assets include mineral property interests (refer note 4.18 below) and purchased software. These intangible assets are recognised if it is probable that future economic benefits will flow to the entity from the intangible assets and the costs of the intangible assets can be reliably measured.

Mineral property interests are carried at cost less impairment losses.

Purchased software is stated at cost less amortisation and impairment losses and is amortised on a straight line basis over its estimated useful life. The amortisation method and estimated useful life are reviewed at least annually.

4.7	Impairment of assets

(i)	Non-financial assets

The carrying amounts of the Group’s non-financial assets, other than inventories and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill and intangible assets that have indefinite lives or that are not yet available for use, the recoverable amount is estimated each year at the same time.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”). The goodwill acquired in a business combination, for the purpose of impairment testing, is allocated to cash-generating units that are expected to benefit from the synergies of the combination.

An impairment loss is recognised if the carrying amount of an asset or its cash-generating units exceed its estimated recoverable amount. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of cash- generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognised in prior years are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

(ii)	Financial assets (including receivables)

A financial asset not measured at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognised in profit or loss and reflected in an allowance account against receivables. Interest on the impaired asset continues to be recognised through the unwinding of the discount. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

4.8	Inventories

Inventories, comprising ore stockpiles, are measured at the lower of cost and net realisable value.

The cost of inventories is based on the average cost of ore in stockpiles and comprises all costs incurred to the stage immediately prior to stockpiling, including costs of extraction and crushing, as well as processing costs associated with ore stockpiles, based on the relevant stage of production.

Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

4.9	Employee benefits

(i)	Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognised as an employee benefit expense in profit or loss in the years during which services are rendered by employees. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in future payments is available. Contributions to a defined contribution plan that are due more than 12 months after the end of the year in which the employees render the service are discounted to their present value.

(ii)	Short-term employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided.

A liability is recognised for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

(iii)	Share-based payment transactions

The grant date fair value of share-based payment awards granted to employees is recognised as an employee cost, with a corresponding increase in equity, over the period that the employees unconditionally become entitled to the awards. The amount recognised as an expense is adjusted to reflect the number of awards for which the related service and non-market vesting conditions are expected to be met, such that the amount ultimately recognised as an expense is based on the number of awards that do meet the related service and non-market performance conditions at the vesting date.

For share-based payment awards with non-vesting conditions, the grant date fair value of the share-based payment is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

The fair value of the amount payable to employees in respect of the share appreciation rights, which are settled in cash, is recognised as an expense with a corresponding increase in liabilities over the period that the employees unconditionally become entitled to payment. The liability is remeasured at each reporting date and at settlement date. Any changes in the fair value of the liability are recognised as employee costs in profit or loss.

Share-based payment arrangements in which the Group receives goods or services as consideration for its own equity instruments are accounted for as equity-settled share-based payment transactions, regardless of how the equity instruments are obtained by the Group.

(iv)	Termination benefits

Termination benefits are recognised as an expense as and when the Group is committed demonstrably, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary redundancy.

Termination benefits for voluntary redundancies are recognised as an expense if the Group has made an offer of voluntary redundancy, it is probable that the offer will be accepted, and the number of acceptances can be estimated reliably.

If benefits are payable more than 12 months after the reporting year, the benefits are discounted to their present value.

4.10	Provisions

A provision is recognised if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognised as finance expense (“notional interest”).

Provisions are reviewed at each reporting date and adjusted to reflect the current best estimate. If it is no longer probable that an outflow of economic benefits will be required, the provision is reversed.

(i)	Environmental rehabilitation provisions

Estimated environmental provisions, comprising pollution control, rehabilitation and mine closure, are based on the Group’s environmental policy taking into account current technological, environmental and regulatory

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

requirements. The provision for rehabilitation is recognised as and when the environmental liability arises. To the extent that the obligations relate to the construction of an asset, they are capitalised as part of the cost of those assets. The effect of subsequent changes to assumptions in estimating an obligation for which the provision was recognised as part of the cost of the asset is adjusted against the asset. Any subsequent changes to an obligation which did not relate to the initial construction of a related asset are recognised in profit or loss.

(ii)	Restructuring

A provision for restructuring is recognised when the Group has approved a detailed and formal restructuring plan, and the restructuring has either commenced or has been announced publically. Future operating losses are not provided for.

4.11	Platinum Producers’ Environmental Trust

The Group contributes to the Platinum Producers’ Environmental Trust annually. The trust was created to fund the estimated cost of pollution control, rehabilitation and mine closure at the end of the lives of the Group’s mines. Contributions are determined on the basis of the estimated environmental obligation over the life of a mine. Contributions made are reflected in non-current investments held by the Platinum Producers’ Environmental Trust. Interest earned on monies paid to rehabilitation trust funds is accrued on a time proportion basis and is recorded as finance income.

4.12	Revenue

Revenue arising from the sale of metals and intermediary products is recognised when the price is determinable, the product has been delivered in accordance with the terms of the contract, the significant risks and rewards of ownership have been transferred to the customer and collection of the sales price is reasonably assured. These criteria are typically met when the concentrate reaches the smelter. Revenue further excludes value-added tax and mining royalties.

4.13	Lease payments

(i)	Operating leases – Lessor

Operating lease income is recognised as income on a straight-line basis over the lease term.

Initial direct costs incurred in negotiating and arranging operating leases are added to the carrying amount of the leased asset and recognised as an expense over the lease term on the same basis as the lease income. Income for leases is disclosed under other income in profit or loss.

(ii)	Operating leases – Lessee

Operating lease payments are recognised as an expense on a straight-line basis over the lease term. The difference between the amounts recognised as an expense and the contractual payments are recognised as an operating lease liability. This liability is not discounted.

Any contingent rents are expensed in the period they are incurred.

4.14	Finance income and finance expense

Finance income comprises interest income on funds invested and interest received on loans and receivables. Interest income is recognised as it accrues in profit or loss, using the effective interest method.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

Finance expense comprises interest expense on borrowings, unwinding of the discount on provisions, dividends on preference shares classified as liabilities and gains/losses on hedging instruments that are recognised in profit or loss. Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognised in profit or loss using the effective interest method.

Foreign currency gains and losses are reported on a net basis.

4.15	Income tax

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognised in profit or loss except to the extent that it relates to a business combination, or items recognised directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognised for taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

A deferred tax asset is recognised for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilised. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

4.16	Earnings/(Loss) per share

The Group presents basic and diluted earnings/(loss) per share (“EPS”) data for its common shares. Basic EPS is calculated by dividing the profit or loss attributable to owners of the Company by the weighted average number of common shares outstanding during the year, adjusted for own shares held. Diluted EPS is determined by adjusting the profit or loss attributable to owners of the Company and the weighted average number of common shares outstanding, adjusted for own shares held and for the effects of all dilutive potential common shares, which comprise share options granted to employees.

4.17	Segment reporting

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Group’s other components. All operating segments’ operating results are reviewed regularly by the Group’s Chief

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

Executive Officer (who is considered the chief operating decision maker) to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

4.18	Exploration expenditure and mineral property interests

The acquisitions of mineral property interests are initially measured at cost. Mineral property acquisition costs and development expenditures incurred subsequent to the determination of the feasibility of mining operations and approval of development by the Group are capitalised until the property to which they relate is placed into production, sold or allowed to lapse.

Exploration and evaluation costs incurred prior to determination of the feasibility of mining operations are expensed as incurred. Re-imbursement of previously expensed exploration and evaluation costs are recognised as other income in profit or loss.

Mineral property acquisition costs include the cash consideration and the fair market value of shares issued for mineral property interests pursuant to the terms of the relevant agreements. These costs will be amortised over the estimated life of the property following commencement of commercial production, or written off if the property is sold, allowed to lapse, or when an impairment of value has been determined to have occurred.

4.19	New standards and interpretations not yet adopted

Standards and interpretations issued but not yet effective and applicable to the Group:

•	IAS 24 (revised), Related Party Disclosures

•	Amendments to IAS 32, Financial statements: Presentation: Classification of Rights Issues

•	Amendments to IFRS 7, Disclosures – Transfers of Financial Assets

•	IFRS 9, Financial instruments

•	IFRS 9, Additions to IFRS 9 Financial instruments

•	IFRIC 19, Extinguishing Financial liabilities with Equity Instruments

•	Various improvements to IFRS 2010

The Group is currently evaluating the impact, if any, that these new standards will have on the consolidated financial statements.

5.	DETERMINATION OF FAIR VALUES

A number of the Group’s accounting policies and disclosures require the determination of fair value, for both financial and non- financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

5.1	Property, plant and equipment

The fair value of property, plant and equipment recognised as a result of a business combination is based on market values. The market value of property is the estimated amount for which a property could be exchanged on the date of valuation between a willing buyer and a willing seller in an arm’s length transaction after proper marketing wherein the parties had each acted knowledgeably and willingly. The fair value of items of plant,

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

equipment, fixtures and fittings is based on the market approach and cost approaches using quoted market prices for similar items when available and replacement cost when appropriate.

The fair value of mining rights included in property, plant and equipment acquired as part of a business combination is determined using the multi-year excess earnings method, whereby the subject asset is valued after deducting a fair return on all other assets that are part of creating the related cash flows.

5.2	Mineral property interest

The fair value of mineral property interests acquired is determined using a market comparative approach. In applying a market comparative approach, a selection of appropriate historic transactions is used to determine an average transaction value.

5.3	Trade and other receivables

The fair value of trade and other receivables is estimated as the present value of future cash flows, discounted at the market rate of interest at the reporting date. This fair value is determined for disclosure purposes.

5.4	Derivatives

The fair value of interest rate swaps is based on the fair value of the cash flows of the swap using the ZAR zero-coupon swap curve and the fair value of the projected shifted cash flows discounted using the shifted zero-coupon rates.

Fair values reflect the credit risk of the instrument and exclude the credit risk of the Group entity and counterparty when appropriate.

5.5	Non-derivative financial liabilities

Fair value is calculated based on the present value of future principal and interest cash flows, discounted at the market rate of interest at the reporting date. This fair value is determined for disclosure purposes

5.6	Share-based payment transactions

The fair value of the employee share options is measured using the Black-Scholes option pricing model. Measurement inputs include share price on measurement date, exercise price of the instrument, expected volatility (based on weighted average historic volatility adjusted for changes expected due to publicly available information), weighted average expected life of the instruments (based on historical experience and general option holder behaviour), expected dividends, and the risk-free interest rate (based on government bonds). Service and non-market performance conditions attached to the transactions are not taken into account in determining fair value.

The fair value of the cash-settled share appreciation rights is measured using the binomial valuation model. Measurement inputs include share price on measurement date, strike price of the instrument, expected volatility (based on weighted average historic volatility adjusted for changes expected due to publicly available information), vesting, expiry and exercise dates, expected dividends and the risk free interest rate (based on the Bond Exchange of South Africa).

6.	FINANCIAL RISK MANAGEMENT

The Board of Directors has overall responsibility for the establishment and oversight of the Group’s risk management framework.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

The Group’s risk management policies are established to identify and analyse the risks faced by the Group, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities. The Group, through its training and management standards and procedures, aims to develop a disciplined and constructive control environment in which all employees understand their roles and obligations.

Overview

The Group has exposure to the following risks from its use of financial instruments:

•	credit risk

•	liquidity risk

•	interest rate risk

•	foreign currency risk

•	commodity price risk

This note presents information about the Group’s exposure to each of the above risks, the Group’s objectives, policies and processes for measuring and managing risk and the Group’s management of capital. Further quantitative disclosures are included throughout these consolidated financial statements.

(i)	Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s receivables from customers, and cash and equivalents. Management has evaluated treasury counterparty risk and does not expect any treasury counterparties to fail in meeting their obligations.

Trade and other receivables

Trade receivables represents sale of concentrate to Rustenburg Platinum Mines Limited in terms of a concentrate off-take agreement. The carrying value represents the maximum credit risk exposure. The Group has no collateral against these receivables.

100% of the Group’s revenue is generated in South Africa from sale of concentrate to Rustenburg Platinum Mines Limited.

Cash and cash equivalents

At times when the Group’s cash position is positive, cash deposits are made with financial institutions having superior local credit ratings.

(ii)	Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group ensures that there is sufficient capital in order to meet short term business requirements, after taking into account cash flows from operations and the Group’s holdings of cash and cash equivalents. This is facilitated via an Operating Cash Flow Shortfall Facility (“OCSF”). The Group’s cash and cash equivalents are invested in business accounts which are available on demand.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

The Group operates in South Africa and is subject to currency exchange controls administered by the South African Reserve Bank (“SARB”). South African law provides for exchange control regulations that restrict the export of capital. The exchange control regulations, which are administered by SARB, regulate transactions involving South African residents, including legal entities, and limit a South African company’s ability to borrow from and repay loans to non-residents and to provide guarantees for the obligations of its affiliates with regard to funds obtained from non-residents.

A portion of the Company’s funding for its South African operations consist of loans advanced to its South African subsidiaries from subsidiaries that are non-residents of South Africa. The Company is in compliance with SARB regulations and is therefore not subject to restrictions on the ability of its South African subsidiaries to transfer funds to the Company or to other subsidiaries. In addition, the SARB has introduced various measures in recent years to relax the exchange controls in South Africa to entice foreign investment in the country. However, if more burdensome exchange controls were proposed or adopted by the SARB in the future, or if the Company was unable to comply with existing SARB regulations, such exchange control regulations could restrict the ability of the Company and its subsidiaries to repatriate funds needed to effectively finance the Company’s operations.

The maturity profile of the contractual cash flows of financial instruments, including scheduled interest payments on loans and borrowings, at 31 December were as follows:

	2011		2012	2013	2014	Thereafter	Total
2010
Non-derivative financial liabilities
Loans and borrowings	94,401,663	*	15,253,536	28,707,198	27,186,483	941,834,737	1,107,383,617
Trade and other payables	20,077,869		—	—	—	—	20,077,869

Total	114,479,532		15,253,536	28,707,198	27,186,483	941,834,737	1,127,461,486

Derivative financial liabilities
Interest rate swap	—		4,969,563	—	—	—	4,969,563

Total 2010	114,479,532		20,223,099	28,707,198	27,186,483	941,834,737	1,132,431,049

	2010		2011	2012	2013	Thereafter	Total
2009
Non-derivative financial liabilities
Loans and borrowings	—		4,099,586	18,051,538	53,183,133	991,102,981	1,066,437,238
Trade and other payables	11,677,520		—	—	—	—	11,677,520

Total	11,677,520		4,099,586	18,051,538	53,183,133	991,102,981	1,078,114,758

Derivative financial liabilities
Interest rate swap	—		—	1,590,945	—	—	1,590,945

Total 2009	11,677,520		4,099,586	19,642,483	53,183,133	991,102,981	1,079,705,703

*-	Refer note 19

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

(iii)	Interest rate risk

As a result of the Group aquiring the Bokoni business during 2009, the Group has secured loan facilities with Standard Chartered Bank plc (“Standard Chartered”) and Rustenburg Platinum Mines Limited (“RPM”). Standard Chartered provided a loan of $75.5 million (ZAR 500 million) and RPM provided a loan of $72.5 million (ZAR 480 million) to the Group which is subject to interest rate risk.

The Bokoni acquisition was partially financed by a $111 million (ZAR 750 million) senior debt facility (“Senior debt facility”) from Standard Chartered provided to Plateau, of which $74 million (ZAR 500 million) was drawn down on 1July 2009. The remaining $37 million (ZAR 250 million) is available for interest roll-up during the three year period starting 1 July 2009. The term of the Senior debt facility is nine years with an interest and capital repayment holiday during the first three years. The Senior debt facility bears interest equal to the Johannesburg Inter Bank Agreed Rate (5.965% at 31 December 2010) plus 4.5% applicable margin and 1.27% mandatory cost. Also refer to note 19.

The Group has entered into an interest rate swap arrangement with Standard Chartered to fix the variable interest rate on $74 million (ZAR 500 million) of the principal amount of the loan at 14.695% which arrangement expires on 31 July 2012.

A 100 basis point change in the interest rate at 31 December 2010 on the Standard Chartered loan and the RPM loan would have changed the loss for the year by approximately $1,337,459 (2009: $681,000). This analysis assumes that all other variables remain constant.

(iv)	Foreign currency risk

The Group, from time to time, enters into transactions for the purchase of supplies and services denominated in foreign currency. As a result, the Group is subject to foreign exchange risk from fluctuations in foreign exchange rates. The Group has not entered into any derivative or other financial instruments to mitigate this foreign exchange risk.

Within the Group, certain loans between Group entities amounting to $49.3 million (2009: $48.6 million) are exposed to foreign exchange fluctuations. A 10% change in the $/ZAR exchange rate at 31 December 2010 would have resulted in an increase/decrease of $4.9 million (2009: $4.9 million) in equity. The Group has no significant external exposure to foreign exchange risk. All loans and borrowings are denominated in ZAR (refer note 19).

(v)	Commodity price risk

The value of the Group’s revenue and resource properties depends on the prices of PGM’s and their outlook. The Group does not hedge its exposure to commodity price risk. PGM prices historically have fluctuated widely and are affected by numerous factors outside of the Group’s control, including, but not limited to, industrial and retail demand, forward sales by producers and speculators, levels of worldwide production, and short-term changes in supply and demand because of hedging activities.

(vi)	Capital risk management

The primary objective of managing the Group’s capital is to ensure that there is sufficient capital available to support the funding and operating requirements of the Group in a way that optimises the cost of capital, maximizes shareholders’ returns, matches the current strategic business plan and ensures that the Group remains in a sound financial position.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

The Group manages and makes adjustments to the capital structure which consists of debt and equity as and when borrowings mature or when funding is required. This may take the form of raising equity, market or bank debt or hybrids thereof. The Group may also adjust the amount of dividends paid, sell assets to reduce debt or schedule projects to manage the capital structure. Anooraq’s ability to raise new equity in the equity capital markets is subject to the mandatory requirement that Pelawan Investments (Proprietary) Limited (“Pelawan”), its majority Black Economic Empowerment (“BEE”) shareholder, retain a 51% fully diluted shareholding in the Company up until 1 January 2015, as required by covenants given by Pelawan and Anooraq in favour of the Department of Mineral Resources (“DMR”), the SARB and Anglo Platinum.

There were no changes to the Group’s approach to capital management during the year.

(vii)	Summary of the carrying value of the Group’s financial instruments

At 31 December 2010	Loans and receivables	Financial liabilities at amortised cost	Derivative financial liabilities
Platinum Producers Environmental Trust	2,862,075	—	—
Trade and other receivables	33,847,529	—	—
Cash and cash equivalents	25,764,590	—	—
Restricted cash	1,377,263	—	—
Loans and borrowings	347,300	716,936,362	—
Trade and other payables	—	20,077,869	—
Derivative – Interest rate swap*	—	—	4,969,563

At 31 December 2009	Loans and receivables	Financial liabilities at amortised cost	Derivative financial liabilities
Platinum Producers Environmental Trust	2,578,131	—	—
Trade and other receivables	22,082,599	—	—
Cash and cash equivalents	30,947,511	—	—
Restricted cash	1,291,348	—	—
Loans and borrowings	—	555,509,417	—
Trade and other payables	—	11,677,520	—
Derivative – Interest rate swap*	—	—	1,590,945

*-	The interest rate swap is at a level 2 in the fair value hierarchy as the fair value is compiled from the swap curve and quoted markets that are available.

The loans and borrowings carrying value compared to fair value is as follows:

	2010		2009
	Carrying value	Fair value	Carrying value	Fair value
Loans and borrowings	716,936,362	754,066,515	555,509,417	555,509,417

The fair value of all other non-derivative financial instruments approximates carrying value.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

7.	PROPERTY, PLANT AND EQUIPMENT

Summary

	2010	2009
Cost
Balance at beginning of year	707,131,018	540,482
Arising from business combinations (refer note 34)	—	725,226,891
Additions	494,095	31,478
Transferred from capital work-in-progress	260,839,548	9,382,489
Disposals	(544,766)	(49,072)
Adjustment to rehabilitation assets	144,952	2,691,883
Effect of translation	64,583,007	(30,693,133)

Closing Balance	1,032,647,854	707,131,018

Accumulated depreciation and impairment losses
Balance at beginning of year	13,737,282	70,847
Depreciation for the year	31,397,522	13,557,111
Disposals	(499,587)	—
Effect of translation	3,106,104	109,324

Closing Balance	47,741,321	13,737,282

Carrying value	984,906,533	693,393,736

2010	Total	Mining Development and Infrastructure	Plant and Equipment	Buildings	Motor Vehicles	Furniture and Fittings
Cost
Balance at beginning of year	707,131,018	547,552,355	117,808,441	39,632,116	1,495,527	642,579
Transfer between asset classes	—	56,769,748	(46,182,134)	(3,452,419)	(7,135,195)	—
Additions	494,095	404,943	61,112	564	20,431	7,045
Transferred from capital work-in-progress	260,839,548	195,269,087	36,141,848	19,853,568	9,575,045	—
Disposals	(544,766)	(85,910)	(229,435)	(24,483)	(204,938)	—
Adjustment to rehabilitation assets	144,952	144,952	—	—	—	—
Effect of translation	64,583,007	49,555,801	10,222,081	3,992,766	770,163	42,196

Closing Balance	1,032,647,854	849,610,976	117,821,913	60,002,112	4,521,033	691,820

Accumulated depreciation and impairment losses
Balance at beginning of year	13,737,282	5,226,244	6,121,393	1,893,570	286,996	209,079
Transfer between asset classes	—	17,315,108	(11,007,946)	(3,450,033)	(2,857,129)	—
Depreciation for the year	31,397,522	19,020,752	6,274,755	1,813,154	4,157,702	131,159
Disposals	(499,587)	(85,910)	(229,435)	(24,483)	(159,759)	—
Effect of translation	3,106,104	1,696,367	830,498	251,071	305,201	22,967

Closing Balance	47,741,321	43,172,561	1,989,265	483,279	1,733,011	363,205

Carrying Value	984,906,533	806,438,415	115,832,648	59,518,833	2,788,022	328,615

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

2009	Total	Mining Development and Infrastructure	Plant and Equipment	Buildings	Motor Vehicles	Furniture and Fittings
Cost
Balance at beginning of year	540,482	—	—	—	—	540,482
Arising from business combination (refer note 34)	725,226,891	568,739,630	120,784,234	34,114,184	1,528,701	60,142
Additions	31,478	—	—	—	19,629	11,849
Transferred from capital work-in-progress	9,382,489	260,939	2,145,453	6,915,047	61,050	—
Disposals	(49,072)	—	—	—	(49,072)	—
Adjustment to rehabilitation assets	2,691,883	2,691,883	—	—	—	—
Effect of translation	(30,693,133)	(24,140,097)	(5,121,246)	(1,397,115)	(64,781)	30,106

Closing Balance	707,131,018	547,552,355	117,808,441	39,632,116	1,495,527	642,579

Accumulated depreciation and impairment losses
Balance at beginning of year	70,847	—	—	—	—	70,847
Depreciation for the year	13,557,111	5,185,702	6,073,907	1,878,881	284,770	133,851
Effect of translation	109,324	40,542	47,486	14,689	2,226	4,381

Closing Balance	13,737,282	5,226,244	6,121,393	1,893,570	286,996	209,079

Carrying Value	693,393,736	546,200,612	111,687,048	33,864,045	1,208,531	433,500

Certain assets are encumbered (refer to note 19).

The recoverable amount of mining assets and goodwill reviewed for impairment is determined based on value-in-use calculations. All mining assets and goodwill are allocated to one cash-generating-unit (“CGU”). Key assumptions relating to this valuation include the discount rate and cash flows used to determine the value-in-use. Future cash flows are estimated based on financial budgets approved by management which is based on the mine’s life-of-mine plan. Management determines the expected performance of the mine based on past performance and its expectations of market developments which are incorporated into a life-of-mine plan.

Key assumptions used in the value-in-use calculation of the impairment assessment of mining assets were the following:

•	Life-of-mine – 34 years

•	South African post-tax real discount rate – 9.67% (the weighted average cost of capital for Bokoni)

•	Range of PGM prices – based on market expectations. Initial price of US$1,825/oz for platinum in 2011

•	Range of ZAR/US$ exchange rates – based on market expectations. Initial exchange rate of ZAR7.27/US$ used in 2011

•	South African inflation – long-term inflation rate of 5.5%

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

8.	CAPITAL WORK-IN-PROGRESS

Capital work-in-progress consists of mine development and infrastructure costs relating to the Bokoni Mine and will be transferred to property, plant and equipment when the relevant projects are commissioned.

	2010	2009
Balance at beginning of year	235,838,915	—
Arising from business combination (refer note 34)	—	216,194,965
Additions	28,193,472	24,418,832
Transfer to property, plant and equipment	(260,839,548)	(9,382,489)
Capitalisation of borrowing costs	8,271,379	13,580,559
Impairment	(345,123)	—
Effect of translation	(807,122)	(8,972,952)

	10,311,973	235,838,915

Capital work-in-progress is funded through cash generated from operations and available loan facilities (refer note 19).

9.	INTANGIBLE ASSETS

Cost
Balance at beginning of year	—	—
Additions	3,328,100	—
Effect of translation	144,900	—

Balance at end of year	3,473,000	—

Accumulated amortisation and impairment losses
Balance at beginning of year	—	—
Amortisation for the year	180,039	—
Effect of translation	12,905	—

Balance at end of year	192,944	—

Carrying value	3,280,056	—

The intangible asset relates to the implementation of a new SAP system throughout the Group. The asset will be amortised on a straight line basis over three years.

10.	MINERAL PROPERTY INTERESTS

	2010	2009
Balance at beginning of year	13,223,703	4,200,000
Transfer from equity accounted investee (refer note 12)	—	2,552,701
Asset acquisition (refer note 34)	—	6,592,523
Effect of translation	492,680	(121,521)

	13,716,383	13,223,703

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

The Group’s mineral property interest consists of various early stage exploration projects as detailed below:

Ga-Phasha

In January 2004, Anooraq and Pelawan combined their respective PGM assets, comprising Anooraq’s Northern and Western Limb PGM projects and Pelawan’s 50% participation interest in the Ga-Phasha Project (“Ga-Phasha Project”) on the Eastern Limb of the Bushveld Complex in South Africa. The Ga-Phasha property consists of four farms – Portion 1 of Paschaskraal 466KS, and the whole of farms Klipfontein 465KS, De Kamp 507KS and Avoca 472KS – covering an area of approximately 9,700 hectares.

As of 1 July 2009, the joint venture agreements terminated and Ga-Phasha Platinum Mines (Proprietary) Limited (“GPM”), a wholly-owned subsidiary of Bokoni Holdco, acquired the respective interest in the assets relating to the Ga-Phasha Project. Anooraq owns an effective 51% interest in the Ga-Phasha Project.

Anooraq increased its interest in the GPM exploration project assets from 50% to 51% through the transaction discussed in note 34.

Work on the Ga-Phasha Project is continuing towards the preparation of a feasibility study. The mineral title relating to the Ga-Phasha Project is held by GPM.

Platreef

As of 1 July 2009, the Group holds an effective 51% in Platreef properties located on the Northern Limb of the Bushveld Igneous Complex (“BIC”) in South Africa. The Group has received conversion to new order prospecting rights in respect of all Platreef mineral properties.

Boikgantsho

As of 1 July 2009, the Boikgantsho joint venture agreements terminated and Boikgantsho Platinum Mine (Proprietary) Limited (“BPM”), a private company incorporated under the laws of South Africa, a wholly-owned subsidiary of Bokoni Holdco, acquired the interest in and assets relating to the Boikgantsho Project (“Boikgantsho Project”). Anooraq owns an effective 51% interest in the Drenthe 778LR (“Drenthe”)and Witrivier 777LR (“Witrivier”) farms and a portion of Mogalakwena’s adjacent Overysel 815LR farm. These farms are located on the Northern Limb of the Bushveld Complex. The Group has received new order prospecting rights in respect of the Drenthe and Witrivier mineral properties which have been transferred to BPM.

Kwanda

As of 1 July 2009, the Kwanda joint venture agreements terminated and Kwanda Platinum Mine (Proprietary) Limited, a private company incorporated under the laws of South Africa, a wholly-owned subsidiary of Bokoni Holdco, acquired the interest in assets relating to the Kwanda Project (“Kwanda Project”). Anooraq owns an effective 51% interest in this project. The Group received conversion to new order prospecting rights for the Kwanda North and Kwanda South properties.

Rietfontein

The Group has entered into a settlement agreement (the “Agreement”) effective 11 December 2009 with Ivanhoe Nickel & Platinum Ltd. (“Ivanplats”) to replace and supersede the 2001 agreement relating to the Rietfontein property located on the Northern Limb of the BIC. The Agreement settles the arbitration process relating to

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

disagreements with respect to the exploration activities undertaken at the Rietfontein property. Salient terms of the new Agreement are as follows:

•	Both parties abandon their respective claims under dispute forming the subject matter of arbitration.

•

The existing joint venture (“JV”) between the parties is amended such that the current Rietfontein JV is extended to incorporate a defined area of Ivanplats’ adjacent Turfspruit mineral property. Both parties retain their existing prospecting rights in respect of mineral properties in their own names but make these rights and technical information available to the extended JV (“the Extended JV”).

•	Anooraq will be entitled to appoint a member to the Extended JV technical committee and all technical programmes going forward will be carried out with input from Anooraq.

•

Anooraq is awarded a 6% free carried interest in the Extended JV, provided that the Extended JV contemplates an open pit mining operation, incorporating the Rietfontein mineral property. Anooraq has no financial obligations under the Extended JV terms and Ivanplats is required to fund the entire exploration programme to feasibility study with no financial recourse to Anooraq. On delivery of the feasibility study, Anooraq may elect to either:

•	Retain a participating interest of 6% in the Extended JV and finance its pro rata share of the project development going forward; or

•

Relinquish its participating interest of 6% in the Extended JV in consideration for a 5% net smelter return royalty in respect of mineral products extracted from those areas of the Rietfontein mineral property forming part of the Extended JV mineral properties.

11.	GOODWILL

	2010	2009
Balance at beginning of the year	12,382,569	—
Arising from business combination (refer note 34)	—	12,932,712
Effect of translation	803,383	(550,143)

	13,185,952	12,382,569

For impairment considerations, refer note 7. The goodwill relates to the Bokoni Mine.

12.	INVESTMENT IN JOINT VENTURE

Balance at beginning of the year	—	2,518,971
Equity loss – exploration expenses	—	(219,849)
Effect of translation	—	253,579
Transfer to mineral property interest (refer note 10)	—	(2,552,701)

	—	—

13.	PLATINUM PRODUCERS’ ENVIRONMENTAL TRUST

The Group contributes to the Platinum Producers’ Environmental Trust annually. The Trust was created to fund the estimated cost of pollution control, rehabilitation and mine closure at the end of the lives of the Group’s mines. Contributions are determined on the basis of the estimated environmental obligation over the life of a mine. The Group’s share of the cash deposits made is reflected in non-current cash deposits held by Platinum Producers’ Environmental Trust.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

The non-current cash deposits are restricted in use as it is to be used exclusively for pollution control, rehabilitation and mine closure at the end of lives of the Group’s mines.

14.	INVENTORIES

Ore stock piles	—	1,091,860

15.	TRADE AND OTHER RECEIVABLES

Financial assets
Trade receivables	33,335,405	21,501,503
Other trade receivables	512,124	581,096

	33,847,529	22,082,599
Non-financial assets
Prepayments	1,465,826	940,108
Lease debtor	1,132	5,313
Value added tax	91,100	—
Employee receivables	611,551	403,898
Other receivables	172,972	34,585

	36,190,110	23,466,503

The Group has one major customer with an outstanding account within the agreed payment terms. As a result, no allowance for impairment losses has been recognised.

16.	CASH AND CASH EQUIVALENTS

	2010	2009
Bank balances	25,737,824	30,931,903
Cash on hand	26,766	15,608

	25,764,590	30,947,511

17.	RESTRICTED CASH

Restricted cash – ESOP Trust	1,377,263	1,291,348

Restricted cash consist of cash and cash equivalents held by the Bokoni Platinum Mine ESOP Trust, a consolidated SPE, which is not available to fund operations.

18.	SHARE CAPITAL

Authorised and issued

	Number of shares
Common shares with no par value	201,813,472	201,743,472
B2 Convertible Preference shares of $0.1481 (ZAR 1) each	115,800	115,800
B3 Convertible Preference shares of $0.1481 (ZAR 1) each	111,600	111,600

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

The Company’s authorised share capital consists of an unlimited number of common shares without par value. During 2009 cumulative convertible redeemable “B” preference shares were issued to facilitate the transaction as discussed in note 34.

Share capital

Share capital	74,035,621	73,896,147
Share issue costs	(2,183,033)	(2,183,033)

	71,852,588	71,713,114

The Company issued the following common shares on 1 July 2009:

•

Anglo Platinum contributed an amount of $15.4 million (ZAR 103.8 million) to the Anooraq Community Participation Trust. Approximately $10.9 million was used to acquire shares of the Company. As of 1 July 2009, the Company issued 9,799,505 common shares at $1.11 to the Anooraq Community Participation Trust.

•

Anglo Platinum contributed approximately $6.8 million (ZAR 45.6 million) to the Bokoni Platinum Mine ESOP Trust (“ESOP Trust”), of which $5 million was used to acquire shares of the Company. As of 1 July 2009, the Company issued 4,497,062 common shares at $1.11 to the ESOP Trust. The ESOP Trust is consolidated as a SPE by the Group (refer below).

Treasury shares

4,991,726	4,991,726

Treasury shares relate to shares held by the ESOP Trust in Anooraq, which is consolidated by the Group.

Preference shares

	2010	2009
B2 Convertible Preference shares	17,150	17,150
B3 Convertible Preference shares	16,528	16,528
Share premium	162,876,322	162,876,322

	162,910,000	162,910,000

$162.9 million (ZAR 1.1 billion) was raised through share-settled financing with the issue of cumulative mandatory convertible “B” preference shares (“B Prefs”) to RPM and a subsidiary of Pelawan to finance the acquisition discussed in note 34. The final effects of the share settled financing will result in RPM receiving a fixed number of 115.8 million common shares of Anooraq and Pelawan, Anooraq’s controlling shareholder, receiving a fixed number of 111.6 million common shares.

These preference shares are convertible upon the earlier of the date of receipt of a conversion notice from RPM and 1 July 2018.

A dividend will be declared on the last business day immediately prior to the conversion date, in terms of a formula set out in the preference share subscription agreement.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

19.	LOANS AND BORROWINGS

Senior Term Loan Facility	93,412,907	76,135,180
Capitalised transaction costs	(4,251,970)	(4,628,874)
Redeemable “A” preference shares (related party)	418,050,018	352,664,289
Rustenburg Platinum Mines – Funding loans (related party)	89,370,192	72,778,897
Rustenburg Platinum Mines – OCSF (related party)	111,208,925	54,050,064
Rustenburg Platinum Mines – Interest free loan (related party)	4,365,567	4,099,586
Rustenburg Platinum Mines – commitment fees (related party)	1,122,854	410,275
Other	3,657,869	—

	716,936,362	555,509,417
Short-term portion
Senior Term Loan Facility	(93,412,907)	—
Other	(988,756)	—

	(94,401,663)	—

Non-current liabilities	622,534,699	555,509,417

The carrying value of the Group’s loans and borrowings changed during the year as follows:

	2010	2009
Balance at beginning of the year	555,509,417	14,703,416
Senior Term Loan Facility	—	74,050,000
Rustenburg Platinum Mine – OCSF	39,043,300	51,330,745
Arising from business combination	—	493,666,666
Rustenburg Platinum Mine – Interest free loan	599,442	4,267,913
Repaid as part of acquisition (refer note 34)	—	(251,770,000)
Redeemable “A” preference shares	—	177,720,000
Redemption of “A” preference shares	—	(1,066,320)
Loans repaid	(590,537)	(18,049,078)
Loan costs capitalised	—	(4,857,128)
Commitment fee capitalised	(640,086)	(407,076)
Finance expenses accrued	74,436,897	33,028,228
Amortisation of loan costs	631,929	449,149
Commitment fee liability	640,086	407,076
Interest rate swap adjustment	(354,093)	—
Other	3,328,100	—
Effect of translation	44,331,907	(17,964,174)

Balance at end of the year	716,936,362	555,509,417
Short-term portion
Senior Term Loan Facility	(93,412,907)	—
Other	(988,756)	—

	(94,401,663)	—

Non-current portion	622,534,699	555,509,417

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

The terms and conditions for the outstanding borrowings at 31 December 2010 are as follows:

Senior Term Loan Facility

The senior term facility is for a period of nine years and is payable in 12 semi-annual instalments beginning 31 January 2013. The loan accrues interest which is to be paid semi-annually beginning 31 January 2013. During the first 36 months, interest will only be paid if there are available funds. If there are no available funds, the accrued interest will roll-up into the roll-up interest loan balance. At 31 December 2010, $17.9 million (ZAR 118.6 million) has rolled up. This roll-up interest is limited to $37.8 million (ZAR 250 million). Interest is calculated at a variable rate linked to the 3 month JIBAR plus applicable margin and mandatory cost (11.735 % at 31 December 2010).

The Group has entered into an interest rate swap arrangement with Standard Chartered to fix the variable interest rate on $75.5 million (ZAR 500 million) of the principal amount of the loan at 14.695%.

At 31 December 2010, the Group did not meet certain covenants specified in the senior term facility agreement. The lenders have subsequently waived their rights and entitlements arising from the failure of the Group to meet the specific covenants. Notwithstanding the waiver received from the lenders and the fact that there is currently no legal or constructive obligation to settle the senior term facility within the next 12 months, IAS 1, Presentation of Financial Statements, requires that the senior term facility be disclosed as a current liability.

Redeemable “A” Preference Shares

The “A” preference shares were issued by Plateau and Bokoni Holdco to Rustenburg Platinum Mine (related party) as part of the business combination and liabilities assumed (refer note 34). These shares are cumulative mandatory redeemable shares which attract a fixed annual cumulative dividend of 12%. The Group is obligated to redeem the outstanding amount including undeclared dividends which should have been declared within six years (1 July 2015) of issue, to the extent that the Company is in the position to redeem the shares. Any preference shares not redeemed in six years must be redeemed after nine years (1 July 2018).

During the three year period prior to the initial maturity date, Plateau will be required to undertake a mandatory debt refinancing and use 100% of such external debt funding raised to settle the following amounts owing by Plateau to RPM at such time, in the following order:

(i)	any outstanding amounts of the Standby Facility;

(ii)	any outstanding amounts of the OCSF; and

(iii)	the redemption amount payable upon the redemption of any outstanding Redeemable “A” Preference Shares. Plateau is obliged to undertake the refinancing process but if the debt is not re-financeable based upon the debt markets at that time then there is no sanction on Plateau. At the acquisition date, 1 July 2009, an amount of $1.1 million (ZAR 7.2 million) was repaid with surplus cash available.

Rustenburg Platinum Mines – Funding Loans

This loan is between RPM and Bokoni Holdco and consists of the retention of the original RPM claims for an amount of $72.5 million (ZAR480.3 million)

The $72.5 million is payable in semi-annual instalments starting 31 January 2013. The unpaid principal balance will bear interest at the interest rate and on the same terms as the Senior Term Loan Facility.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

Rustenburg Platinum Mines – OCSF

Under the Operating Cash flow Shortfall Facility (“OCSF”), if funds are requested by Bokoni (and authorised by Bokoni Holdco), RPM shall advance such funds directly to Bokoni. At 31 December 2010, $111.9 million (ZAR741 million) of the available $222 million (ZAR1.47 billion) has been advanced by RPM. The remaining facility may be utilised only for the purposes of operating or capital expenditure cash shortfalls at Bokoni.

The OCSF Loan is payable in semi-annual instalments starting 31 January 2013 to the extent cash is available after payment of the Senior Term Facility and the RPM funding loan. The unpaid principal balance on the OCSF will bear interest at a fixed rate of 15.84%, compounded quarterly in arrears.

Rustenburg Platinum Mines – Standby Facility

The Group secured an agreement with RPM to access RPM’s attributable share of the Bokoni Holdco cash flows (“the Standby Facility”) up to a maximum of 29% of all free cash flow generated from the Bokoni Mine to meet its repayment obligations in terms of the Senior Term Loan Facility. This facility will bear interest at the prime rate of interest in South Africa (currently 9%)

The standby facility will bear interest at the prime rate of interest in South Africa and has a final maturity date on 1 July 2018. As at 31 December 2010, no draw-down was made on the standby facility.

Rustenburg Platinum Mines – Interest-free loan

This loan is between RPM and Bokoni Holdco. The loan is interest-free and repayable 12 months and 1 day after requested by RPM.

Other

This loan is between Plateau and the Deloitte Mining Shared Service Centre (“DMSSC”) relating to the financing of the new SAP system (refer note 9). The loan bears interest at prime (9% at 31 December 2010) plus 2% and is payable in quarterly instalments starting 31 March 2011.

Security

The Senior Term Loan Facility is secured through various security instruments, guarantees and undertakings provided by the Group against 51% of the cash flows generated by the Bokoni Mine, together with 51% of the Bokoni Mine asset base. The Standby Facility, OCSF and the “A” preference shares rank behind the Senior Term Loan Facility for security purposes.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

20.	DEFERRED TAX

Deferred tax liabilities and assets on the statement of financial position relate to the following:

	2010	2009
Deferred tax liabilities
Property plant and equipment (including capital work-in-progress)	277,619,568	257,251,314
Prepayments	399,696	253,564
Environmental trust fund contributions	638,540	599,636
Inventories	—	305,721

Gross deferred tax liability	278,657,804	258,410,235
Deferred tax assets
Provision for environmental liabilities	(2,291,658)	(1,965,891)
Unredeemed capital expenditure	(32,497,913	(22,440,284)
Accrual for employee leave liabilities	(2,057,664)	(2,002,797)
Provision for share-based compensation	(333,964)	(40,974)
Calculated tax losses	(32,671,048)	(18,476,180)

Gross deferred tax asset	(69,852,247)	(44,926,126)

Net deferred tax liability	208,805,557	213,484,109

The movement in the net deferred tax liability recognised in the statement of financial position is as follows:

Balance at beginning of year	213,484,109	—
Arising from business combination (refer note 34)	—	231,040,913
Current year	(18,868,120)	(7,668,639)
Prior year	1,578,080	—
Effect of translation	12,611,488	(9,888,165)

	208,805,557	213,484,109

As at 31 December the Group had not recognised the following net deferred tax assets:

Deferred tax assets	12,430,114	12,086,895

The unrecognised temporary differences are:
Unredeemed capital expenditure	2,118,688	1,989,602
Tax losses	9,806,351	8,659,662
Foreign exchange losses	505,076	1,437,631

	12,430,114	12,086,895

Deferred tax assets have not been recognised for the above temporary differences as it is not probable that the respective Group entities to which they relate will generate future taxable income against which to utilise the temporary differences.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

Gross calculated tax losses expire as follows:
	2010	—	(1,735,875)
	2011-2016	—	(4,456,781)
	2012-2016	(4,456,781)	—
	Thereafter	(8,400,233)	(7,583,843)
	Indefinitely	(140,216,282)	(84,617,158)

		(153,073,296)	(98,393,657)

21.	PROVISIONS
		2010	2009
	Non-current provisions
	Rehabilitation provision
	Balance at beginning of the year	7,021,038	—
	Arising from business combination (refer note 34)	—	4,308,137
	Capitalised to property, plant and equipment	144,952	2,691,883
	Unwinding of interest	515,626	181,813
	Effect of translation	502,878	(160,795)

	Balance at end of year	8,184,494	7,021,038

	Future net obligations
	Undiscounted rehabilitation cost	13,723,729	12,642,974
	Amount invested in environmental trust fund (refer note 13)	(2,862,075)	(2,578,131)

	Total future net obligation – Undiscounted	10,861,654	10,064,843

The Group intends to finance the ultimate rehabilitation costs from the money invested in environmental trust funds, ongoing contributions as well as the proceeds on sale of assets and metals from plant clean-up at the time of mine closure.

Key assumptions used in determining the provision:
	Discount period	20 years	20 years
	South African discount rate (risk free rate)	8.4%	8.4%
	South African inflation	5.2%	5.2%

	Sensitivity	Inflation rate	Discount rate
	1% increase	1,704,848	(1,310,453)
	1% decrease	(1,423,175)	1,576,048

22.	DERIVATIVE LIABILITY
	Interest rate swap	4,969,563	1,590,945

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

23.	TRADE AND OTHER PAYABLES

	2010	2009
Financial liabilities
Trade payables	11,867,027	8,143,426
Arbitration settlement *	2,303,614	—
Other payables	5,907,228	3,534,094

	20,077,869	11,677,520
Non-financial liabilities
Payroll accruals	2,876,127	1,455,234
Leave liabilities	7,606,100	7,322,160
Share-appreciation rights accrual	1,170,899	146,334
Lease accrual	99,632	93,583
Restructuring costs	—	1,807,996
Operational accruals	—	4,128,123
Deferred income	13,705	—
Value added tax	—	317,697

	31,844,332	26,948,647

*-	This relates to the additional amount that QuestCo (Proprietary) Limited and North Corporate Finance Advisory Services Limited considered payable to them in respect of corporate advisory services rendered by them pursuant to the implementation of the Bokoni acquisition on 1 July 2009. This matter was resolved via an arbitration process finding in favour of Questco (Proprietary) Limited and North Corporate Finance Advisory Services Limited during 2010. As a result, the Group was liable to settle an amount of ZAR12.4 million ($1.9 million) for services rendered. The liability includes interest of ZAR 2.8 million ($0.4 million) that was also awarded from 1 July 2009.

24.	REVENUE

Revenue from mining operations by commodity:
	2010	2009	2008
Platinum	89,250,257	39,282,459	—
Palladium	20,185,949	6,582,056	—
Rhodium	14,033,214	6,439,392	—
Nickel	15,120,505	6,278,262	—
Other	9,696,908	4,045,699	—

	148,286,833	62,627,868	—

Revenue consists of the sale of concentrate to Rustenburg Platinum Mines Limited (a related party).

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

25.	COST OF SALES
	Cost of sales includes:
	Labour costs	79,399,203	39,333,125	—
	Stores costs	25,468,848	11,036,693	—
	Power and compressed air	9,619,321	4,481,837	—
	Contractors cost	9,171,193	2,742,494	—
	Other costs	17,135,596	11,022,676	—
	Inventory movement	1,084,930	(1,083,390)	—
	Depreciation	31,272,097	13,433,032	—

		173,151,188	80,966,467	—

26.	FINANCE INCOME
		2010	2009	2008
	Interest received – Financial assets at amortised cost
	Platinum Producers’ Environmental Trust	108,504	102,664	—
	Bank accounts	1,005,138	426,621	179,119

		1,113,642	529,285	179,119

27.	FINANCE EXPENSES
	Financial liabilities at amortised cost
	Bank and short-term facilities	13,617	72,158	—
	“A” Preference shares (related party)	39,661,792	19,560,689	—
	OCSF and funding facilities (related party)	22,779,618	8,439,108	1,848,574
	Senior Term Loan Facility	11,512,806	5,028,432	—
	Interest on fair value of interest rate swap	(195,702)	189,173	—
	Other	563,219	324	—

		74,335,350	33,289,884	1,848,574

	Non-financial liabilities
	Notional interest – rehabilitation provision	515,626	181,813	—
	Commitment fees on OCSF	310,177	38,091	—
	Transaction fees	631,929	411,058	—

		1,457,732	630,962	—

	Total finance costs before interest capitalised	75,793,082	33,920,846	1,848,574
	Interest capitalised	(8,271,379)	(13,580,559)	—

	Total finance costs	67,521,703	20,340,287	1,848,574

The capitalisation rate used to determine the amount of borrowing costs eligible for capitalisation during the year is 13.2% (2009: 12.95%).

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

28.	LOSS BEFORE INCOME TAX

Loss before income tax as stated includes the following:
	Operating lease expense – buildings	360,925		387,131	353,348
	Restructuring costs	—		1,784,452	—
	Share-based payment expense – equity settled	2,333,450		2,185,812	5,385,501
	Bonus settled via shares	—		895,625	—
	Cash settled share-based payments	947,176		145,199	—
	Interest rate swap fair value	223,727		(636,529)	—
	Depreciation and amortisation	31,577,561		1,357,111	61,140

29.	INCOME TAX
	SA normal taxation
	Current tax – prior year	—		35,154	—
	Deferred tax – prior year	1,578,080		—	—
	Deferred tax – current year	(18,868,120)		(7,668,639)	—

		(17,290,040)		(7,633,485)	—

Taxation rate reconciliation:
		2010		2009	2008
	Statutory Canadian tax rate	(28.5%	)	(30.00% )	(31.00%	)
	Other disallowed expenditure	0.13%		1.62%	7.60%
	Transaction costs disallowed	0.63%		5.25%	—
	Preference dividends	8.89%		5.65%	—
	Equity settled share based compensation	1.10%		1.10%	12.76%
	Investment income not taxable	(0.03%	)	(0.07% )	—
	Tax adjustments – prior year	1.45%		0.02%	—
	Deferred tax assets not recognised	0.47%		3.01%	14.30%
	Effect of rate differences	0.28%		0.57%	(3.66%	)

	Effective taxation rate	(15.58%	)	(12.85% )	0.00%

30.	OTHER COMPREHENSIVE INCOME NET OF INCOME TAX
Components of other comprehensive income:
	Foreign currency translation differences for foreign operations	6,237,524		(14,072,611)	129,684
	Effective portion of changes in fair value of cash flow hedges	(3,121,650)		(731,293)	—
	Tax effect	—		—	—

		3,115,874		(14,803,904)	129,684

Attributable to:
	Owners of the Company	800,194		(10,251,876)	129,684
	Non-controlling interest *	2,315,680		(4,552,028)	—

		3,115,874		(14,803,904)	129,684

*-	Relates to the foreign currency translation differences for foreign operations in 2010 and 2009.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

31.	EARNINGS PER SHARE

The calculation of basic loss per share for the year ended 31 December 2010 was based on the loss attributable to owners of the Company of $51,721,410 (2009: $35,531,631; 2008: 13,970,096), and a weighted average number of common shares of 424,665,314 (2009: 305,971,455; 2008:185,775,361).

At 31 December 2010, 2,974,169 (2009: 282,584; 2008: Nil) share options were excluded in determining diluted weighted average number of common shares as their effect would have been anti-dilutive.

Issued common shares at 1 January	201,743,472	186,640,007	185,208,607
Effect of shares issued in financial year	18,904	9,817,003	566,754
Treasury shares	(4,497,062)	(4,497,062)	—
Convertible “B” Preference shares – issued on 1 July 2009	227,400,000	114,011,507	—

Weighted average number of common shares at 31 December	424,665,314	305,971,455	185,775,361

The basic and diluted loss per share for the year ended 31 December 2010 was 12 cents (2009:12 cents; 2008: 8 cents).

32.	CASH UTILISED BY OPERATIONS

CASH UTILISED BY OPERATIONS

	2010	2009	2008
Loss before income tax	(110,948,846)	(59,414,014)	(13,970,096)
Adjustments for:
Finance expense	67,521,703	20,340,287	1,848,574
Finance income	(1,113,642)	(529,285)	(179,119)
Non-cash items:
Depreciation and amortisation	31,577,561	13,557,111	61,140
Equity-settled share-based compensation	2,333,450	2,185,812	5,385,501
Bonus settled via shares	—	895,658	—
Loss from equity accounted investees	—	219,849	235,022
Loss/(Gain) on disposal of property, plant and equipment	45,179	(69,239)	(5,779)
Derivative (profit)/loss	(223,727)	636,529	—
Transaction costs	—	1,587,959	—
Impairment of assets	345,123	—	—
Other	135	(24,166)	—

Cash utilised before working capital changes	(10,463,064)	(20,613,499)	(6,624,757)
Working capital changes
Increase in trade and other receivables (i)	(8,719,410)	(1,727,856)	(2,366)
Increase /(decrease) in trade and other payables (ii)	2,306,757	(4,368,581)	1,278,128
Decrease/(increase) in inventories (iii)	1,084,930	(1,083,390)	—

Cash utilised by operations	(15,790,787)	(27,793,326)	(5,348,995)

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

(i)	Increase in trade and other receivables

Opening balance	23,466,503	271,554	269,188
Arising from business combination (refer note 34)	—	22,477,941	—
Closing balance	(36,190,110)	(23,466,503)	(271,554)

Movement for the year	(12,723,607)	(717,008)	(2,366)
Effect of translation	4,004,197	(1,010,848)	—

	(8,719,410)	(1,727,856)	(2,366)

(ii)	(Decrease)/increase in trade and other payables

Opening balance	(26,948,647)	(1,798,839)	(520,711)
Arising from business combination (refer note 34)	—	(30,845,374)	—
Closing balance	31,844,332	26,948,647	1,798,839

Movement for the year	4,895,685	(5,695,566)	1,278,128
Effect of translation	(2,588,928)	1,326,985	—

	2,306,757	(4,368,581)	1,278,128

(iii)	Decrease/(increase) in inventories

Opening balance	1,091,860	—	—
Arising from business combination (refer note 34)	—	—	—
Closing balance	—	(1,091,860)	—

Movement for the year	1,091,860	(1,091,860)	—
Effect of translation	(6,930)	8,470	—

	1,084,930	(1,083,390)	—

33.	SEGMENT INFORMATION

The Group has two reportable segments as described below. These segments are managed separately based on the nature of operations. For each of the segments, the Group’s CEO (the Group’s chief operating decision maker) reviews internal management reports monthly. The following summary describes the operations in each of the Group’s reportable segments:

•	Bokoni Mine – Mining of PGM’s.

•	Projects – Mining exploration in Boikgantsho, Kwanda, and Ga-Phasha exploration projects.

The majority of operations and functions are performed in South Africa. An insignificant portion of administrative functions are performed in the Company’s country of domicile.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

During the year, the CEO considered earnings before net finance expense, income tax, depreciation and amortisation (“EBITDA”) to be a more appropriate measure of each segment’s performance as compared to “Loss before income tax”. Accordingly, the EBITDA for each segment has been included. All external revenue is generated by the Bokoni Mine segment.

		31 December 2010			31 December 2009
	Bokoni Mine	Projects	Total	Bokoni Mine	Projects	Total	Note
Revenue	148,286,833	—	148,286,833	62,627,868	—	62,627,868
Cost of sales	(175,024,817)	—	(175,024,817)	(81,904,961)	—	(81,904,961)	(i	)
EBITDA	(4,849,754)	(485,829)	(5,335,583)	(7,963,578)	(180,426,480)	(188,390,058)	(ii	)
Loss before income tax	(100,296,522)	(485,829)	(100,782,351)	(39,753,539)	(180,426,480)	(220,180,019)	(iii	)
Income tax	15,258,868	—	15,258,868	6,596,600	—	6,596,600	(iv	)
Depreciation	(29,566,864)	—	(29,566,864)	(12,542,425)	—	(12,542,425)	(v	)
Finance income	453,911	—	453,911	102,664	—	102,664	(vi	)
Finance expense	(66,333,814)	—	(66,333,814)	(19,113,833)	—	(19,113,833)	(vii	)
Total Assets	1,093,388,333	11,541,285	1,104,929,618	1,013,025,599	10,769,629	1,023,795,228	(viii	)
Additions to non-current assets	28,660,090	—	28,660,090	24,438,460	—	24,438,460	(ix	)
Total Liabilities	(789,428,564)	(17,030,115)	(806,458,679)	(642,004,400)	(15,435,136)	(657,439,536)	(x	)

Reconciliations of reportable segment cost of sales, EBITDA, loss before income tax, income tax, depreciation, finance income, finance expense, assets, addition to non-current assets and liabilities:

	2010	2009
(i) Cost of sales
Total cost of sales for reportable segments	(175,024,817)	(81,904,961)
Corporate and consolidation adjustments	1,873,629	938,494

Consolidated cost of sales	(173,151,188)	(80,966,467)

(ii) EBITDA
Total EBITDA for reportable segments	(5,335,583)	(188,390,058)
Net finance expense	(66,408,061)	(19,811,002)
Depreciation and amortisation	(31,577,561)	(13,557,111)
Corporate and consolidation adjustments	(7,627,641)	162,344,157

Consolidated loss before income tax	(110,948,846)	(59,414,014)

(iii) Loss before income tax
Total loss before tax for reportable segments	(100,782,351)	(220,180,019)
Corporate and consolidation adjustments	(10,166,495)	160,766,005

Consolidated loss before income tax	(110,948,846)	(59,414,014)

(iv) Income tax
Taxation for reportable segments	15,258,868	6,596,600
Corporate and consolidation adjustments	2,031,172	1,036,885

Consolidated taxation	17,290,040	7,633,485

(v) Depreciation
Depreciation for reportable segments	(29,566,864)	(12,542,425)
Corporate and consolidation adjustments	(2,010,697)	(1,014,686)

Consolidated depreciation	(31,577,561)	(13,557,111)

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

		2010	2009
(vi)	Finance income
	Finance income for reportable segments	453,911	102,664
	Corporate and consolidation adjustments	659,731	426,621

	Consolidated finance income	1,113,642	529,285

(vii)	Finance expenses
	Finance expense for reportable segments	(66,333,814)	(19,113,833)
	Corporate and consolidation adjustments	(1,187,889)	(1,226,454)

	Consolidated finance expense	(67,521,703)	(20,340,287)

(viii)	Total assets
	Assets for reportable segments	1,104,929,618	1,023,795,228
	Corporate and consolidation adjustments	(12,823,363)	(9,580,223)

	Consolidated assets	1,092,106,255	1,014,215,005

(ix)	Additions to non-current assets
	Additions to non-current assets for reportable segments	28,660,090	24,438,460
	Corporate and consolidation adjustments	3,355,577	11,850

	Consolidated additions to non-current assets	32,015,667	24,450,310

(x)	Total liabilities
	Liabilities for reportable segments	(806,458,679)	(657,439,536)
	Corporate and consolidation adjustments	(164,281,629)	(147,267,849)

	Consolidated liabilities	(970,740,308)	(804,707,385)

34.	ACQUISITIONS OF SUBSIDIARY AND NON-CONTROLLING INTERESTS – 2009

Anooraq, through Plateau, acquired 51% controlling interests in Bokoni as well as an additional one percent interest in several PGM exploration projects, including the advanced stage Ga-Phasha Project, the Boikgantsho Project, and the early stage Kwanda Project. The acquisition of the controlling interest was affected by Plateau acquiring 51% of the shareholding of Bokoni Holdco on 1 July 2009, for an aggregate purchase consideration of $385 million (ZAR 2.6 billion), which includes $251 million used to repay loans and borrowings assumed in the transaction.

Bokoni, previously 100% owned by Anglo Platinum, is located on the north-eastern limb of the Bushveld Complex adjacent to the Ga-Phasha Project. The Bokoni mining operation consists of a vertical shaft and declines to access the underground development on the Merensky and UG2 Reefs, and two concentrators.

Pursuant to the terms of the acquisition agreements, Plateau acquired 51% of the shares in, and claims on shareholders loan account against Bokoni Holdco. The joint venture agreements in respect of the Ga-Phasha Project, Boikgantsho Project and Kwanda Project were terminated and these projects were transferred into separate project companies, established as wholly- owned subsidiaries of Bokoni Holdco.

Financing

The Group financed the purchase consideration transferred of $385 million (ZAR 2.6 billion) as follows:

•	$111 million (ZAR 750 million) of senior debt funding in terms of the Standard Chartered senior term loan facility (the “Senior Term Loan Facility”) from Standard Chartered Bank plc (“Standard

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

Chartered” or “SCB”) provided to Plateau, of which $74 million (ZAR 500 million) was drawn down on 1 July 2009. The Group applied approximately $44 million (ZAR 300 million) of the Senior Term Loan Facility in part settlement of the consideration transferred. Refer note 19 for details.

On 11 December 2009, 34% of the facility was acceded to First Rand Bank Limited, acting through its Rand Merchant Bank division (“RMB”). The same terms apply as per the initial agreement with SCB;

•	$177.8 million (ZAR 1.2 billion) through the issue of cumulative mandatory redeemable “A” preference shares (“A Prefs”) of Plateau to RPM (refer note 19); and

•

$162.9 million (ZAR 1.1 billion) through the effects of a share settled financing with the issue of cumulative convertible “B” preference shares (“B Prefs”) to RPM and a subsidiary of Pelawan Investments (Proprietary) Limited. The final effects of the share settled financing will result in RPM receiving a total of 115.8 million common shares of Anooraq and Pelawan Investments (Proprietary) Limited, Anooraq’s controlling shareholder, receiving 111.6 million common shares, to maintain its minimum 51% shareholding in the Company.

Transaction costs amounting to $15.2 million associated with finalising the transaction were incurred of which $10.4 million, relating to the acquisition, was recognised in profit or loss. The remaining costs were capitalised to the related debt.

Identifiable assets acquired and liabilities assumed

The following summarises the amounts of assets acquired and liabilities assumed at the acquisition date:

	Carrying value	Fair Value
Property, plant and equipment	767,109,345	725,226,891
Capital work-in-progress	216,194,965	216,194,965
Cash deposits held in Platinum Producers’ Environmental Trust	2,356,993	2,356,993
Other non-current assets	741	741
Trade and other receivables	22,477,941	22,477,941
Cash and cash equivalents	3,576,912	3,576,912
Loans and borrowings (owing to RPM)	(493,666,666)	(493,666,666)
Deferred taxation	(60,367,689)	(231,040,913)
Provisions	(4,308,137)	(4,308,137)
Current tax payable	(123,034)	(123,034)
Trade and other payables	(30,845,374)	(30,845,374)

Total identifiable net assets	422,405,997	209,850,319

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

Goodwill on acquisition

Goodwill was recognised as a result of the acquisition as follows:

Total purchase consideration	385,060,000
Assets acquired as part of the transaction (refer note 10)	(6,592,523)
Contributions received from Anglo Platinum relating to ESOP Trust	(6,741,102)
Repayment of loans and borrowings to RPM (refer note 19)	(251,770,000)

Consideration transferred as part of business combination	119,956,375
Non-controlling interest in Bokoni	102,826,656
Less total identifiable net assets	(209,850,319)

At acquisition goodwill, as of 1 July 2009	12,932,712

Anooraq increased its interest in the PGM exploration project assets from 50% to 51% through the above mentioned transaction. The acquisition of the additional one percent was accounted for as an asset acquisition (mineral property interests) and the additional interests were recognised at their respective fair values amounting to $6.6 million in total.

The consideration transferred was further reduced by $251 million for the repayment of loans and borrowings owing to RPM as well as contributions received from Anglo Platinum amounting to $6.8 million relating to the Bokoni Platinum Mine ESOP Trust, a consolidated SPE, on 1 July 2009.

The contributions to the 2009 revenue and operating loss since acquisition had the acquisition occurred on 1 January 2009, respectively, are as follows:

	2009
	Since acquisition	For the full year
Revenue	62,627,868	113,654,693
Loss before income tax	(39,753,539)	(93,826,099)

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

35.	SHARE OPTIONS

35.1	Equity-settled options

The Group has a share option plan approved by the shareholders that allows it to grant options, subject to regulatory terms and approval, to its directors, employees, officers, and consultants to acquire up to 32,600,000 (2009: 32,600,000) common shares. As at 31 December 2010, 13,241,000 options were outstanding and 19,359,000 options remained available to be granted. On 30 June 2009 the Company obtained shareholder and stock exchange approval to decrease the exercise price to C$1.29 per option for 8,061,000 share options, including stock options granted to certain insiders of the Company pursuant to repricing. The exercise price of each option is set by the Board of Directors at the time of grant but cannot be less than the market price (less permissible discounts) on the TSX Venture Exchange. Options have a term of up to a maximum of ten years (however, the Company has historically granted options for up to a term of five years), and terminate 30 to 90 days following the termination of the optionee’s employment or term of engagement, except in the case of retirement or death. Vesting of options is at the discretion of the Board of Directors at the time the options are granted. The continuity of share purchase options is as follows:

	Weighted average exercise price	Number of options	Contractual weighted average remaining life (years)
Balance – 31 December 2008	$2.72	8,966,000	3.72
Granted	0.86	6,156,000
Cancelled	1.29	(930,000)

Balance – 31 December 2009	$1.10	14,192,000	4.32
Granted	1.30	1,240,000
Exercised	0.97	(70,000)
Cancelled	1.02	(717,000)
Expired	1.29	(1,404,000)

Balance – 31 December 2010	$1.11	13,241,000	3.97

Options outstanding and exercisable at 31 December 2010 were as follows:

Expiry date	Option price		Number of options outstanding	Number of options vested	Weighted average life (years)
15 October 2012	$1.29	#	4,145,000	4,145,000	1.8
25 June 2013	$1.29	#	916,000	916,000	2.5
30 June 2013	$1.29	#	1,410,000	1,410,000	2.5
25 June 2014	$0.96		600,000	600,000	3.5
30 November 2016	$0.84		4,930,000	1,608,390	5.9
1 May 2017	$1.61		500,000	—	6.3
1 July 2017	$1.05		260,000	—	6.5
2 August 2017	$1.11		480,000	—	6.6

Total			13,241,000	8,679,390

Weighted average exercise price			$1.11	$1.19

#	– The options were re-priced to $1.29 on 30 June 2009

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

The exercise prices of all share purchase options granted during the year were equal to or greater than the market price at the grant date. Using the Black-Scholes option pricing model with the assumptions noted below, the estimated fair value of all options granted have been reflected in the statement of changes in equity.

The share-based payments expense during the year ended 31 December 2010 was $2,333,450 (2009: $2,185,812; 2008: $5,385,501).

The assumptions used to estimate the fair value of options granted during the year were:

	2010	2009	2008
Canadian risk-free interest rate	2.8%	3%	3%
Expected life	5-7 years	5 - 7 years	5 years
Volatility	83%	83%	73%
Forfeiture rate	0%	0%	0%
Expected dividends	Nil	Nil	Nil

The volatility of the shares was calculated over the expected life of the option. Volatility was calculated by using available historical information on the share price for Anooraq equal to the expected life of the scheme.

The risk free rate for periods within the contractual term of the share right is based on the Government of Canada benchmark bond yield.

35.2	Cash-settled share-based payments

The Group also currently has a scheme in place to award share appreciation rights (“SARs”) to recognise the contributions of senior staff to the Group’s financial position and performance and to retain key employees. These share appreciation rights are linked to the share price of the Group on the Johannesburg Securities Exchange (“JSE”) and are settled in cash on the exercise date.

A third of the share appreciation rights granted are exercisable annually from the grant date with an expiry date of 4 years from the grant date. The offer price of these share appreciation rights equaled the closing market price of the underlying shares on the trading date immediately preceding the granting of the share appreciation rights.

Share appreciation rights granted (all unvested at year-end)	3,737,103	2,933,000	—
Vesting year of unvested share appreciation rights:
Within one year	1,575,035	977,667	—
One to two years	1,575,035	977,667	—
Two to three years	587,033	977,666	—

Total number of shares unvested	3,737,103	2,933,000	—

The value of the share appreciation rights expensed in the year ended 31 December 2010 was calculated as $947,176 (2009: $145,199, 2008: Nil).

The assumptions used to estimate the fair value of the SARS granted during the year were:

South African risk-free rate	6.7%	8.4%	—
Volatility	82% -86%	83%	—
Forfeiture rate	0%	0%	—
Expected dividends	Nil	Nil	—

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

The only vesting conditions for the scheme are that the employees should be in the employment of the Group.

The volatility of the shares were calculated with the equally weighted standard approach of calculating volatility by using available historical information on the share price for Anooraq equal to the term to maturity of the scheme.

The risk-free rate for periods within the contractual term of the share right is based on the South African Government Bonds in effect at the time.

35.3	Bonus settled via shares

The Group issued 806,898 shares to key members of management at a cost of $895,625 during the year ended 31 December 2009 as consideration for finalising the acquisition as discussed in note 34 (2010 and 2008: Nil).

35.4	Anglo Platinum Limited senior executive share scheme

In terms of a Management Services Agreement, certain senior management of Bokoni Mines can still participate in the Anglo Platinum Limited share scheme.

The operation of the scheme is summarised as follows:

•	Anglo Platinum Limited will be responsible for any liability up to $755,000 (ZAR 5 million)

•	Bokoni Mines will be responsible for any liability between $755,000 and $2,265,000 (ZAR 5 million and ZAR 15 million)

•	Anglo Platinum Limited will be responsible for any liability greater than $2,265,000 (ZAR 15 million)

Based on the Anglo Platinum Limited share price at 31 December 2010 there is no liability to the Group (2009: Nil).

36.	CONTINGENCIES

There are no contingencies that the directors are aware of at the date of signature.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

37.	RELATED PARTIES

None of the directors, officers or major shareholders of Anooraq or, to the knowledge of Anooraq, their families, had any interest, direct or indirect, in any transaction during the last two fiscal years or in any proposed transaction which has affected or will materially affect Anooraq or its investment interests or subsidiaries, other than as stated below.

Relationships

Related party	Nature of relationship

Hunter Dickinson Services Inc. (“HDSI”)

HDSI was a private company owned equally by several public companies, one of which is the Company. HDSI has a director in common with the Company and provides geological, corporate development, administrative and management services to, and incurs third party costs on behalf of, the Company and its subsidiaries on a full cost recovery basis pursuant to an agreement dated 31 December 1996.

During the year, Hunter Dickinson Inc (a corporation incorporated under the laws of British Columbia) negotiated the repurchase of all the outstanding shares of HDSI from the other HDSI shareholders, including Anooraq. The purchase price was $1. As at 31 December 2010, HDSI is no longer considered a related party.

Rustenburg Platinum Mines (‘RPM’)	The Group concluded a number of shared services agreements between Bokoni mine and Rustenburg Platinum Mines (‘RPM’), a wholly owned subsidiary of Anglo Platinum and 49% shareholder in Bokoni Holdco. Pursuant to the terms of various shared services agreements, the Anglo American group of companies will continue to provide certain services to Bokoni Mines at a cost that is no greater than the costs charged to any other Anglo American group company for the same or similar services. It is anticipated that, as Anooraq builds its internal capacity, and makes the transformation to a fully operational PGM producer, these services will be phased out and replaced either with internal services or third party services.

Pelawan Investments (Pty) Ltd (“Pelawan”)	Pelawan is the Company’s controlling shareholder.

Key management	All directors directly involved in Anooraq and certain members of top management at Bokoni.

		2010	2009

Related party balances

HDSI	Trade and other payables	—	(118,698)
RPM	Loans and Borrowings (refer note 19)	(624,117,556)	(484,003,094)
	Trade and other payables	(2,490,280)	(3,534,094)
	Trade and other receivables	33,335,405	21,501,503

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

Related party transactions

HDSI	Administration expenses	—	713,945
RPM	Revenue (refer note 24)	(148,286,833)	(62,627,868)
	Finance expense (before interest capitalised)	62,751,587	27,999,797
	Administration expenses	3,556,086	—
	Cost of sales	19,621,801	6,160,349
	Costs capitalised to capital work-in-progress	7,576,824	11,534,977
Pelawan	Transaction costs *	—	1,600,000

*—	The company paid transaction costs amounting to $1.6 million on behalf of Pelawan Investments (Proprietary) Limited, the Company’s controlling shareholder, owing to Rand Merchant Bank (“RMB”) and legal costs. These amounts were expensed in profit or loss during the year ended 31 December 2009.

Key Management Compensation

Remuneration for executive directors and key management
- Salaries	4,283,048	2,991,921
- Short term benefits	725,269	615,789
- Share bonuses	—	895,625
- Share options	1,929,869	1,547,117
- Cash settled share-based payments	947,176	145,199
Remuneration for non-executives	609,130	537,263

	8,494,492	6,732,914

38.	COMMITMENTS

Contracted for	8,116,976	10,323,040
Not yet contracted for	54,554,966	21,723,760

Authorised capital expenditure	62,671,942	32,046,800

The committed expenditures relate to property, plant and equipment and will be funded through cash generated from operations and available loan facilities.

39.	EVENTS AFTER THE REPORTING DATE

There are no significant subsequent events after the reporting date, other than discussed in note 19.

ANOORAQ RESOURCES CORPORATION

Notes to the Consolidated Financial Statements

For the years ended 31 December 2010, 2009 and 2008

(Expressed in Canadian Dollars, unless otherwise stated)

40.	EMPLOYEE COSTS

Employee costs included in loss for the year are as follows:

	2010	2009	2008
Salaries and wages and other benefits	82,309,144	39,994,754	2,675,008
Retirement benefit costs	372,975	296,442	147,565
Medical aid contributions	14,088	7,434	8,522
Employment termination costs	56,486	1,793,791	—
Share-based compensation – equity-settled	2,333,450	2,185,812	5,385,501
Share-based compensation – cash-settled	947,176	145,199	—
Bonus settled via shares	—	895,625	—

	86,033,319	45,319,057	8,216,596

41.	GROUP ENTITIES

The following are the shareholdings of the Company in the various group entities:

Company	Country of Incorporation
		2010	2009
N1C Resources Incorporation	Cayman Islands	100%	100%
Anooraq Minera Mexicana #	Mexico	100%	100%
N2C Resources Incorporation *	Cayman Islands	100%	100%
Plateau Resources (Proprietary) Limited *	South Africa	100%	100%
Bokoni Holdings (Proprietary) Limited *	South Africa	51%	51%
Bokoni Mine (Proprietary) Limited *	South Africa	51%	51%
Boikgantsho (Proprietary) Limited *	South Africa	51%	51%
Kwanda (Proprietary) Limited *	South Africa	51%	51%
Ga-Phasha (Proprietary) Limited *	South Africa	51%	51%
Lebowa Platinum Mine Limited * #	South Africa	51%	51%
Middlepunt Hill Management Services (Proprietary) Limited * #	South Africa	51%	51%
*- Indirectly held
#- These entities are dormant